Exhibit 99.1

Consolidated Container Company Acquires STC Plastics

ATLANTA, GA – February 15, 2005 – Consolidated Container Company (CCC) today announced its acquisition of STC Plastics, Inc. (STC), located in Chino, CA. STC will become a wholly owned subsidiary of CCC and the two companies will combine their polycarbonate (PC) operations to better focus on this market. Scott Keller, former President of STC Plastics, will join CCC as the Vice President of PC Water Sales, reporting to Bob Walton, Senior Vice President of the Beverage and Industrial Container Group. This acquisition will couple CCC’s nationwide manufacturing platform with STC’s superlative reputation for outstanding customer service.

Steve Macadam, President and Chief Executive Officer of CCC, said, “This acquisition provides CCC and STC the opportunity to grow into additional market segments and offers customers a comprehensive PC package. The new combined PC group will enhance our approach to serving small and mid-tier customers and will strengthen our internal talent relative to the PC business with the addition of Scott Keller and the STC employees.”

Scott Keller, former President of STC Plastics said, “I look forward to the opportunities that this opens as we move forward. CCC’s national and international manufacturing platform will allow STC’s current customers to see improved service as we become more closely located to their geographical markets.”

Consolidated Container Company, which was created in 1999, is a leading North American developer, manufacturer and marketer of rigid plastic containers for many of the largest branded consumer products and beverage companies in the world. CCC has long-term customer relationships with many blue-chip companies including Dean Foods, DS Waters of America, The Kroger Company, Nestle Waters North America, National Dairy Holdings, The Procter & Gamble Company, Coca-Cola North America, Quaker Oats, Scotts and Colgate-Palmolive. CCC serves its customers with a wide range of manufacturing capabilities and services through a nationwide network of 56 strategically located manufacturing facilities and a research, development and engineering center located in Atlanta, Georgia. Additionally, the company has 3 international manufacturing facilities in Canada and Mexico.

STC was founded in 1985 as Bison Industries by James K. Keller and was reorganized in 1992 as STC Plastics. New Wave Water Systems, a sister company owned by James Keller as well, served as a distributor of bottles for STC Plastics until 1998. At that time, Scott Keller merged New Wave and STC Plastics when he took over as President of STC Plastics. STC operates one plant in Chino, California.